EXHIBIT 12

SOUTHWESTERN ELECTRIC POWER COMPANY CONSOLIDATED
Computation of Consolidated Ratios of Earnings to Fixed Charges
(in thousands except ratio data)

						Twelve	Three
						Months	Months
	Years Ended December 31,					Ended	Ended
	2007	2008	2009	2010	2011	3/31/2012	3/31/2012
EARNINGS
Income Before Income Taxes and Equity Earnings	$87,333	$129,489	$140,035	$208,484	$219,283	$224,900	$48,260
Fixed Charges (as below)	79,435	119,516	109,146	132,106	134,285	136,236	36,468
Total Earnings	$166,768	$249,005	$249,181	$340,590	$353,568	$361,136	$84,728

FIXED CHARGES
Interest Expense	$60,619	$93,150	$70,500	$86,538	$81,781	$81,358	$22,002
Credit for Allowance for Borrowed Funds Used During Construction	9,795	19,800	29,546	33,668	40,904	43,278	11,566
Trust Dividends	(179)	(134)	-	-	-	-	-
Estimated Interest Element in Lease Rentals	9,200	6,700	9,100	11,900	11,600	11,600	2,900
Total Fixed Charges	$79,435	$119,516	$109,146	$132,106	$134,285	$136,236	$36,468

Ratio of Earnings to Fixed Charges	2.09	2.08	2.28	2.57	2.63	2.65	2.32